Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Jack L. Brozman
		CenCor, Inc.
		5800 Foxridge Drive, Suite 500
		Mission, Kansas 66202
		(913) 831-6334

CENCOR ANNOUNCES EX-DIVIDEND DATE FOR PREVIOUSLY ANNOUNCED PARTIAL LIQUIDATING DISTRIBUTION

Mission, Kansas, May 28, 1999. . . CenCor, Inc. ("the
Company") said today that its previously announced second partial liquidating distribution of $4.25 per share of the Company's common stock, for which the record was May 21, 1999, will have an ex-dividend date of June 8, 1999, the day following the payment date of June 7. The timing of the ex-dividend date is determined in accordance with the NASD rule applicable to such a dividend because it exceeds 25% of the Company's share value. Between the record date and the ex-dividend date, the stock trades with due bills reflecting the seller's obligation to transfer the dividend to the buyer.

The Company is a dissolved corporation in the process of liquidation.

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